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                                                                    Exhibit 12.1

                            CONSOLIDATED EDISON, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                               TWELVE MONTHS ENDED
                             (Thousands of Dollars)

                                                             MARCH       DECEMBER
                                                              2001         2000
                                                           ----------   ----------
EARNINGS
      Net Income for Common Stock                          $  573,815   $  582,835
      Preferred Dividends                                      13,593       13,593
      Income Tax                                              315,899      307,168
                                                           ----------   ----------

              Total Earnings Before Federal Income Tax        903,307      903,596

FIXED CHARGES*                                                445,542      431,217
                                                           ----------   ----------
              Total Earnings Before Federal Income Tax
                 and Fixed Charges                         $1,348,849   $1,334,813
                                                           ==========   ==========


      * Fixed Charges

      Interest on Long-Term Debt                           $  367,415   $  351,410
      Amortization of Debt Discount, Premium and Expense       12,474       12,584
      Interest on Component of Rentals                         17,609       17,697
      Other Interest                                           48,044       49,526
                                                           ----------   ----------

              Total Fixed Charges                          $  445,542   $  431,217
                                                           ==========   ==========


      Ratio of Earnings to Fixed Charges                         3.03         3.10